                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


               Date of Report (date of earliest event reported):
                                 June 19, 1997


                       LANDRY'S SEAFOOD RESTAURANTS, INC.
             (exact name of registrant as specified in its charter)



  Delaware                    000-22150                     76-0405386
----------------              -----------              -------------------
  (State of                   (Commission                 (IRS Employer
Incorporation)                File Number)             Identification No.)


                              1400 Post Oak Blvd.
                                   Suite 1010
                             Houston, Texas  77056
                    (address of principal executive offices)

               Registrant's telephone number, including area code
                                 (713) 850-1010
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ITEM 5.  OTHER EVENTS

     On June 19, 1997, Landry's Seafood Restaurants, Inc., a Delaware corporation (the "Company") entered into an unsecured credit agreement (the "New Bank Credit Facility") with a group of banks. The New Bank Credit Facility includes a $125 million revolving loan facility, which includes a $10 million letter of credit subfacility.

     All outstanding loans under the New Bank Credit Facility will bear interest at the Company's option at either (1) the higher of (a) the Federal Funds Rate plus .50% per annum or (b) the base rate of Bank of America Texas, N.A. or (2) the eurodollar rate plus between .60% per annum and .875% per annum (depending on the leverage ratio of the Company). Interest in respect of base rate loans will be payable quarterly. Interest in respect of eurodollar loans will be payable at the end of the applicable interest period and every three months in the case of interest periods in excess of three months.

     The New Bank Credit Facility will contain customary covenants restricting the incurrence of debt and encumbrances on, or sales of, assets, limiting mergers and acquisitions and restricting dividends, investments and change of control, providing for the maintenance of certain financial ratios and various other financial covenants and restrictions.

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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     (c)   Exhibits

     10.1 Credit Agreement dated June 19, 1997 by and among the Company, Bank of America Texas, N.A. as Agent and as a Bank and other Banks.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                        LANDRY'S SEAFOOD RESTAURANTS, INC.
                                        (Registrant)



                                        By: /s/ PAUL S. WEST
                                           -------------------------------------
                                            Paul S. West, Vice
                                            President of Finance and
                                            Chief Financial Officer

Dated:  June 25, 1997.

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